                                                                    Exhibit 99.1



TO BUSINESS EDITOR:

    Gary Player Direct, Inc. Executes General Assignment for the Benefit of
                Creditors; Direct Marketing Agreement Cancelled


     SAN LUIS OBISPO, Calif., Feb. 23 /PRNewswire/ -- Gary Player Direct, Inc. (OTC Bulletin Board: GPLY), announced today that the Company had executed a General Assignment for the Benefit of Creditors on February 21, 2000. The Assignee is The Hamer Group of Sherman Oaks, California.

     The Company has been conducting its operations as Gary Player Direct since April of 1999 following the merger of Golf One Industries, Inc. d/b/a Gary Player Direct with and into Grafix Corporation. Prior to the merger with Grafix Corporation, Golf One Industries and two subsidiary corporations -- Rhino Marketing, Inc. and Gran Prix Marketing, Inc. -- were in the business of manufacturing and distributing golf clubs. These subsidiaries commenced their business in 1995 and 1997, respectively.

     Since inception, the Company's cash requirements have exceeded its cash flow from operations and, at December 31, 1999, the Company had a working capital deficit of $18,011,565. As a result, the Company had been dependent on loans and sales of securities to continue its operations. In addition, at December 31, 1999 the Company has reported in its 10-QSB current liabilities of approximately 18.6 Million and losses for the nine months ended December 31, 1999 in excess of $9.5 Million. During the past several weeks, the Company's bank accounts have been levied upon by creditors of the Company making operations extremely difficult to continue.

     The Company is a public company required to file reports with the Securities & Exchange Commission. As of October 1999, certain SEC reports had not been filed by the Company and on October 19, 1999, the Company's common stock was delisted from trading on the Nasdaq OTC Bulletin Board. Upon assuming control of the Company in October of 1999, the Company's present Board of Directors took appropriate steps to comply with the Company's reporting obligations and relist the common stock on the Nasdaq OTC Bulletin Board.

     The Company completed its outstanding SEC reports and subsequently the Company's common stock was approved for quotation on the Nasdaq OTC Bulletin Board on or about January 14, 2000. The financial statements prepared for the September 30, 1998 and March 31, 1999 fiscal years and subsequent periods revealed the existence of liabilities well in excess of those anticipated by the Board.

     In an effort to restructure the Company, the Board made an extensive search to find a strategic partner or a merger candidate to resolve the operating difficulties experienced by the Company. As a result of the Company's significant liabilities and pending and threatened litigation, the Company was unsuccessful in completing any acquisitions, mergers or sales transactions. Additionally, the Company was unsuccessful in finalizing an asset purchase agreement that had been previously negotiated by the Company's prior management with The Player Group to obtain a perpetual license to utilize the name Gary Player and the associated trademarks. The Company considered seeking protection under the United States Bankruptcy Code, but believed that executing a General Assignment for the Benefit of Creditors would be more effective and allow for a greater potential recovery to the creditors of the Company. The Company's management has evaluated its options in light of the Company's financial condition. California law provides for an orderly liquidation of assets by an independent Assignee.

     Upon the occurrence of the General Assignment for the Benefit of Creditors, The Gary Player Group's Direct Marketing Agreement with the Company was automatically terminated and The Gary Player Group revoked the license in favor of the Company to utilize the name Gary Player Direct as the Company's corporate name. The Direct Marketing Agreement between the Company and The

Gary Player Group contains specific provisions that provide for the immediate termination of the Direct Marketing Agreement based on insolvency, bankruptcy or the making of an assignment for the benefit of creditors. The Player Group and Mr. Player have been pleased with the new management's attempt to satisfy the customer issues along with the financial reporting obligations but indicated in discussions that the Company's financial condition was just too precarious to continue the relationship. Mr. Player and The Player Group notified the Company on numerous occasions that Mr. Player's reputation built throughout five decades of golf has been irreparably harmed by constant complaints from members of the general public. Under existing bankruptcy law and case law decisions applicable in California and Delaware, a Chapter 11 debtor-in-possession cannot compel a licensor (such as The Gary Player Group) to consent to an assignment of the licensee's rights under a license agreement to a third party without the explicit consent of the licensor. The Company was unable to obtain such consent from The Gary Player Group so the commencement of Chapter 11 would bring no benefit to the creditors and would increase costs to the Company.

     Also in connection with today's announcements, the Company accepted the resignations of Mr. Marc Player as the interim President and Chief Executive Officer of the Company as well as a member of the Board of Directors, Pamela J. Campbell as a Director, Thomas P. Gallagher as a Director and Chairman, and Carl Casareto as Executive Vice President. In addition, upon the occurrence of the Assignment, it is anticipated that secured creditors of the Company's subsidiaries Gran Prix Marketing, Inc. and Rhino Marketing, Inc. will commence foreclosure proceedings on the assets of those entities.

     The Hamer Group, Inc. will notify all creditors and shareholders of the Company by mail as to the procedures to be followed for the submission of claims against the Assignment estate. The Assignee will furnish creditors and shareholders with a claim form which should be completed and returned to the Assignee in accordance with the instructions to be furnished by the Assignee.

     The statements in this press release relating to matters that are not historical are forward-looking statements which involve risks and uncertainties including, without limitation, economic and competitive conditions in the markets served by the Company affecting the demand for the Company's products, product pricing, market acceptance, access to distribution channels, availability of new financing, and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings and press releases. These risks could cause actual results to differ materially from those anticipated or described herein.